EXHIBIT 99.1

Donegal Mutual Insurance Company to Provide Quota Share Reinsurance to Southern Mutual Insurance Company

MARIETTA, Pa., Sept. 8, 2009 (GLOBE NEWSWIRE) -- Donald H. Nikolaus, President of Donegal Mutual Insurance Company, and Allen R. Green, President of Southern Mutual Insurance Company, today announced that Donegal Mutual has agreed to provide quota share reinsurance to Southern Mutual for up to 100% of its business. The transaction would have the following elements:

 -- Southern Mutual would enter into a quota share reinsurance agreement under which Donegal Mutual would assume up to 100% of
    Southern Mutual's currently in force and future business, and
    Donegal Mutual would include such business in its pooling
    agreement with Atlantic States Insurance Company, a subsidiary of
    Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB);

 -- Donegal Mutual would purchase a surplus note of Southern Mutual in the principal amount of $2,500,000;

 -- Donegal Mutual would license to Southern Mutual Donegal Mutual's
    WritePro(R) and WriteBiz(R) technology, which permits agents to underwrite applications and issue policies automatically through the internet and enhances ease of use;

 -- Southern Mutual will retain its mutual status, its Georgia domicile and its current office location with the same management, employees and agents;

 -- Donegal Mutual would assist Southern Mutual in offering additional insurance products and coverages; and

 -- Designees of Donegal Mutual would become a majority of the members of Southern Mutual's Board of Directors.

Closing of the affiliation is subject to a number of conditions, including approval by the Commissioner of Insurance of the State of Georgia. Donegal Mutual and Southern Mutual expect the transaction to close in the fourth quarter of 2009.

Donegal Mutual is a member of the Donegal Insurance Group, which had $1.0 billion in assets and $489 million in surplus at June 30, 2009. The Donegal Insurance Group has net written premium of $452.2 million in 2008. The Donegal Insurance Group has a group A.M. Best rating of A (Excellent).

Southern Mutual is a mutual fire insurance company that was formed in 1847. Its marketing territory is Georgia and South Carolina. Southern Mutual had net written premiums of approximately $12 million in 2008. Donegal Mutual believes the affiliation will enable both Donegal Mutual and Southern Mutual to increase their personal lines business in Georgia and South Carolina and begin to offer commercial lines.

Donald H. Nikolaus said, "The Donegal Insurance Group is pleased to undertake an affiliation with Southern Mutual to increase our business in Georgia and South Carolina. We look forward to a long and successful relationship with Southern Mutual's management, employees and agents."

Allen R. Green remarked, "We believe our policyholders, our employees and our agents will benefit from our affiliation with Donegal Mutual. The affiliation will allow us to maintain our mutual status and Georgia domicile and at the same time provide us with greater financial strength and current technology that will enhance our products and service to our policyholders and agents."

CONTACT:  Donegal Group Inc.
          Jeffrey D. Miller, Senior Vice President and
           Chief Financial Officer
          (717) 426-1931
          Fax: (717) 426-7009
          jeffmiller@donegalgroup.com